Exhibit 3.1

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Fuse Science, Inc.

2. The articles have been amended as follows:

The number of shares of common stock authorized to be issued by the Company shall be reduced from 800,000,000 to 80,000,000. Additionally, the par value for the common stock shall be reduced from $.001 per share to $.0001 per share. The number of shares of preferred stock authorized to be issued by the Company as well as the par value for the preferred stock shall remain unchanged.

Article IV of the Company's Articles of Incorporation shall be amended by adding the section, as set forth in Annex A attached hereto, to the end of sub-section B of Article IV as sub-section B(5) of the Articles of Incorporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation· have voted in favor of the amendment is: ________________

4. Effective date and time of filing: (optional)                                                                           Date: _________  Time:____________

5. Signature:

/s/ Ezra Green
Ezra Green, CEO

ANNEX A

Certificate of Amendment
Of
Articles of Incorporation
Of Fuse Science, Inc.

Article IV of the Company's Articles of Incorporation shall be amended by adding the following section to the end of sub-section B of Article IV as sub-section B(5) of the Articles of Incorporation, that reads as follows, subject to compliance with applicable law:

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Nevada Revised Statutes of this amendment to the Corporation’s Articles of Incorporation, each 10 shares of common stock issued and outstanding immediately prior to the Effective Time (referred to in this paragraph as the ‘‘Old Common Stock’’) automatically and without any action on the part of the holder thereof will be reclassified and changed into one share of new common stock, par value $0.0001 per share (referred to in this paragraph as the ‘‘New Common Stock’’), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the ‘‘Old Certificates’’) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (the ‘‘New Certificate’’, whether one or more) representing the number of whole shares (rounded down to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. In lieu of any such fractional shares of New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Company for cancellation, an amount in cash equal to the product of (i) the average of the closing trading prices (as adjusted to reflect the reverse stock split) of the Company’s common stock, as reported on the OTCPK Market, during the 20 consecutive trading days ending on the trading day immediately prior to the Effective Time and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Company shall carry forward any fractional share until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Effective Time, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.0001 par value of each such share.